EXHIBIT 99

For Release: December 4, 2009

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI agrees to $67 million purchase of six Florida skilled nursing facilities from Care Foundation

MURFREESBORO, Tenn. - National Health Investors, Inc. (NYSE:NHI) has agreed to purchase six Florida skilled nursing facilities from Care Foundation of America, Inc. (CFA) for a total of $67 million , with the closing expected to occur within three months.  The facilities are leased to affiliates of Health Services Management, Inc. for $6.2 million annually, plus escalators over the initial lease term expiring in 2014.  The facilities total 780 beds and have been part of NHI’s mortgage loan portfolio for 16 years.  NHI previously announced in July that it had completed the purchase of four skilled nursing facilities in Texas for a total of $55.5 million.  Including the purchase from CFA, NHI will have purchased ten skilled nursing facilities totaling 1,275 beds for a total of $122.5 million in Texas and Florida.

The purchase will result in the dismissal of pending litigation between NHI and CFA that began after CFA filed for Chapter 11 bankruptcy in the U.S. District Court for the Middle District of Tennessee just before CFA’s promissory note to NHI became due.  NHI currently provides mortgage loan financing to CFA, with the current principal balance owed to NHI being $22.9 million.  The current principal balance and any interest then due will be paid in full at closing.  The purchase and settlement was approved by the Attorney General for the State of Tennessee and is subject to approval by the bankruptcy court.

Justin Hutchens, NHI President and COO stated, “We are making this investment in skilled nursing facilities in Florida that have excellent cash flow and stable operations.  Health Services Management has done a fine job operating these facilities over the past decade.  This business transaction will also resolve the dispute between the parties and will ensure that CFA can continue its charitable mission.  It represents a satisfactory conclusion to our relationship with CFA.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve 130 properties in 19 states and include skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, residential projects for the developmentally disabled and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com.